EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-126551) and the registration statements on Form S-3 (No. 333-117022, No. 333-127857, No. 333-113729 and No. 333-133824) and related prospectuses of ADVENTRX Pharmaceuticals, Inc. of our reports dated February 23, 2007 with respect to our audits of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries and the effectiveness of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ J.H. Cohn LLP
San Diego, California
March 13, 2007